U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 17, 2009

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 17, 2009, the Board of Directors of Private Media Group, Inc. (the “Company”) increased the size of its Board of Directors from six directors to seven, and appointed Eric Johnson as a director to fill the newly created seventh seat on the Board, to serve until the Company’s 2010 Annual Meeting of Shareholders. Mr. Johnson was appointed as a director pursuant to his Employment Agreement with the Company and Entruphema Inc., a subsidiary of the Company (“Entruphema”), entered into on October 29, 2009. The Employment Agreement was entered into in connection with the previously reported acquisition of Entruphema by the Company on October 29, 2009, a company engaged in the business of digital distribution of premium gay adult content. Mr. Johnson was the chief executive officer and a minority owner of Entruphema prior to its acquisition by Private on October 29, 2009.

The Employment Agreement provides for Mr. Johnson to serve as Chief Executive Officer of Entruphema for a period of three years, subject to earlier termination by either party under specified circumstances. Under the terms of the Employment Agreement the Company agreed to appoint Mr. Johnson to its Board by December 31, 2009, and to nominate him to continue to serve as a director in 2010 and 2011 until such time as he ceases to be employed by Entruphema. The Employment Agreement provides for Mr. Johnson to receive an annual base salary of CAD 235,000 during each year of the three year employment term. If Entruphema terminates Mr. Johnson’s employment during the term of the Employment Agreement other than for “cause,” or if Mr. Johnson terminates his employment with the Entruphema for “good reason,” then Mr. Johnson is entitled to continue to receive his monthly base salary for the remaining period of the three year term.

In consideration of the acquisition of Mr. Johnson’s interest in Entruphema, he is receiving non-voting Class A Preference Shares of Entruphema convertible into 390,000 shares of the Company’s common stock, and he is entitled to receive additional Class A Preference Shares convertible into up to 210,000 shares of the Company’s common stock if the combined EBITDA of the digital media operations of the Company and Entruphema meet specified targets in the three months ended December 31, 2009, the two 12-month periods ending December 31, 2010 and 2011, and the nine month period ending September 30, 2012.

The total value of the shares received and to be received by Mr. Johnson in connection with the acquisition, assuming the EBITDA targets are met, is $474,000, based on the closing price of the Company’s common stock on October 29, 2009. The total value of the acquisition of Entruphema by the Company, based upon shares received and to be received by all of the sellers of Entruphema common stock in the transaction, including Mr. Johnson, assuming the EBITDA targets are met, is $4,740,000, based on the closing price of the Company’s common stock on October 29, 2009.

For further information regarding the terms of the acquisition by the Company of Entruphema, including the terms of the Class A Preference Shares, see Item 1.01, Item 3.02 and Exhibit 2.1 of the Company’s Report on Form 8-K filed with the SEC on October 16, 2009, incorporated herein by reference. The preceding discussion of certain terms of the Employment Agreement does not purport to be a complete description of such Agreement, and is subject to, and qualified in its entirety by, the full text of the Employment Agreement that is included in this report as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

The Company held its 2009 Annual Meeting of Shareholders on December 16, 2009, in Barcelona, Spain. All of the proposals submitted by the Company to the Annual Meeting, including re-

election of the Company’s six nominees for director, were approved at the Meeting. These proposals are described in the Company’s Proxy Statement filed with U.S. Securities and Exchange Commission on November 3, 2009.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Exhibit Description
10.1*	EmploymentAgreement dated as of October 29, 2009, by and between Entruphema Inc., and Eric Johnson.

*	Schedules and exhibits to the Agreement have been omitted pursuant to Section 601(b)(2) of Regulation S-K. Private agrees to furnish supplementally a copy of any omitted schedule or exhibit upon the request of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date: December 23, 2009	/s/ Johan Gillborg
Johan Gillborg, Chief Financial Officer